2211 North First Street
San Jose, CA 95131
paypal.com

July 29, 2015

John D. Rainey
c/o PayPal
2211 North First Street
San Jose, CA 95131

Dear John:

PayPal Holdings, Inc. (“PayPal” or the “Company”) is pleased to offer you the exempt position of Senior Vice President, Chief financial Officer, reporting to the Chief Executive Officer of PayPal, at a bi-weekly salary of $25,000.00, which is equivalent to an annualized salary of $650,000.00. Your employment will commence on August 24, 2015 or such earlier date as PayPal and you may agree (referred to below as your “start date”).

Annual Employee Incentive Plan. You will be eligible to participate in the Employee Incentive Plan (EIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the EIP is 100% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an EIP eligible position during the annual bonus period. There is no guarantee any EIP bonus will be paid, and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the EIP. To be eligible to receive any EIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at PayPal’s sole and absolute discretion and subject to the terms and conditions of the EIP. PayPal reserves the right, in its sole discretion, to amend, change or cancel the EIP at any time.

Make-Good Cash Payments. In recognition of certain compensation that you will not receive, or will forfeit, when you leave your current employer, you will be entitled to receive the following payments, subject to the following terms:

(i) A lump sum cash payment of $2,650,000 (the “Bonus Make-good Payment”) in recognition that your current employer is not expected to pay you an annual bonus in respect of its current fiscal year. The Bonus Make-good Payment will vest and be paid to you on or before February 28, 2016, subject to your continued employment on the payment date (except as provided below);

(ii) A lump sum cash payment of $1,500,000 (the “2016 Equity Make-good Payment”) in recognition of the value of the vesting of equity awards from your current employer which will be forfeited. The 2016 Equity Make-good Payment will vest and be paid to you on or before February 28, 2016, subject to your continued employment on the payment date (except as provided below); and

(iii) A lump sum cash payment of $2,000,000 (the “2017 Equity Make-good Payment”) in recognition of the value of the vesting of equity awards from your current employer which will be forfeited. The 2017 Equity Make-good Payment will vest and be paid to you on or before February 28, 2017, subject to your continued employment on the payment date (except as provided below).

In the event that your employment terminates for reason of Cause (as defined below) or you resign for reasons other than Good Reason and other than due to your Disability (each as defined below) after the payment has been made and prior to the first anniversary of your start date, each of the Bonus Make-good Payment and the 2016 Equity Make-good Payment is fully refundable to the Company. If your employment terminates for reason of Cause (as defined below) or you resign for reasons other than Good Reason and other than due to your Disability (each as defined below) after the first anniversary of your start date, but prior to the second anniversary of your start date, your repayment obligation for each of the Bonus Make-good Payment and the 2016 Equity Make-good Payment will be reduced by 1/24th for every full month of active employment. No repayment would be required for termination on or after two years of employment with the Company. You authorize the Company to withhold from any compensation otherwise owed to you at the time of termination any amounts necessary to satisfy your repayment obligations, other than those exempt from attachment under federal and state laws. To the extent that the amount payable to the Company pursuant to this paragraph, after taking into account the payments withheld pursuant to the prior sentence, exceed $100,000, the Company will allow you to repay such amount as follows: one half (1/2) within 30 days of termination and the remainder upon the earlier of (i) 30 days after receipt of your tax refund from filing amended returns for the year in which you received the Bonus Make-good Payment and the 2016 Equity Make-good Payment, and (ii) 9 months after the date of termination. For the avoidance of doubt, in the event the 2017 Equity Make-good Payment is made, that payment will not be subject to the repayment obligations described above.

Equity Awards.     Following commencement of your employment with PayPal, in accordance with PayPal’s publicly disclosed equity grant policies, you will be granted (a) a stock option to purchase shares of PayPal’s common stock, (b) an award of restricted stock units (“RSUs”), and (c) a target award of performance-based restricted stock units (“PBRSUs”), as described in the following paragraphs, all to be granted under Company’s 2015 Equity Incentive Award Plan (the “Plan”). The grants will be made on the 15th day of the month following the month in which you commence employment with the Company. The grants described below are denominated as a U.S. dollar value. For the stock option grant, the number of shares of PayPal common stock subject to the option will be determined by dividing the U.S. dollar value of the award by the Average PayPal Closing Price (as described in this paragraph), multiplying the resultant total by three (3), and rounding up to the nearest whole number of shares of PayPal common stock. For the RSU award, the number of shares to be granted will be determined by dividing the U.S. dollar value of the award by the Average PayPal Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of PayPal common stock. For the target PBRSU award, the number of shares subject to the target award will be determined by dividing the U.S. dollar value of the award by the Average PayPal Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of PayPal common stock. The “Average PayPal Closing Price” shall be calculated based on the average of the closing prices of PayPal common stock in U.S. dollars as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, you will be granted a stock option to purchase PayPal’s common stock valued at USD $1,000,000, subject to the terms and conditions of the Plan as well as the terms and conditions of the stock option agreement (which will be provided to you as soon as practicable after the grant date and shall be consistent with the publicly disclosed form of option agreement under the Plan). The exercise price for the stock option will be no less than the fair market value of PayPal’s common stock, as determined according to the Plans, on the grant date. Generally, the stock option will vest and become exercisable (assuming your continued employment with an PayPal company on each vesting date) over four years as follows: 25% of the shares subject to the stock option will vest one year after the commencement of your employment and an additional 1/48th of the total number of shares subject to the stock option will vest each month thereafter.

You will be granted an award of RSUs valued at USD $1,500,000 to be granted under the Plans well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date and shall be consistent with the publicly disclosed form of RSU agreement under the Plan). Generally, the RSUs will vest and become non-forfeitable (assuming your continued employment with an PayPal company on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to applicable taxes and withholdings.

You will be granted a target award of PBRSUs valued at USD $2,500,000 to be granted under the Plan as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date and shall be consistent with the publicly disclosed form of PBRSU agreement under the Plan). The PBRSUs will cover performance over the period January 1, 2015 through December 31,

2016. The target award will be applied only to this performance period. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. PBRSUs earned based on Company performance for such two year period will be granted in early 2017 (on or about March 1, 2017) and will vest and become non-forfeitable (assuming your continued employment with an PayPal company on the vesting date) as follows: 100% of the shares subject to the award will vest on the first anniversary of the date of the grant, subject to necessary withholding for applicable taxes.

In addition, you will be granted a supplemental award of RSUs (the “Supplemental RSU’s”) valued at USD $4,500,000 to be granted under the Plan as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date and shall be consistent with the publicly disclosed form of RSU agreement under the Plan). Generally, the RSUs will vest and become non-forfeitable (assuming your continued employment with a PayPal company on each vesting date) over three years at the rate of 33.3% a year on each anniversary of the date of grant (except as provided below), subject to applicable taxes and withholdings.

Subject to the terms of the Plan, you will be eligible to receive annual equity compensation grants under PayPal’s Focal review process at the same time as grants are made to other senior executives beginning in 2016. Subject to the foregoing commitment, the aggregate target grant value and form of award will be determined by PayPal and approved by the Compensation Committee of the Board of Directors. You will have a target value of $4,000,000 in total annual equity compensation; however, the Compensation Committee of the Board of Directors shall retain sole and absolute discretion as to the amount and form of any equity awards.

Relocation Assistance. You will be entitled to receive a one-time Real Estate Assistance Payment of $1,000,000 (less deductions and applicable taxes). This taxable payment will be made within two pay periods of your start date. In the event that your employment terminates for reason of Cause (as defined below) or you resign for reasons other than Good Reason and other than due to Disability (each as defined below) after the payment has been made and prior to the first anniversary of your start date, the payment is fully refundable to the Company. If your employment terminates for reason of Cause (as defined below) or you resign for reasons other than Good Reason and other than due to Disability (each as defined below) after the first anniversary of your start date, but prior to the second anniversary of your start date, your repayment obligation for the Real Estate Assistance Payment will be reduced by 1/24th for every full month of active employment after the first year. No repayment would be required for termination after two years of employment with the Company. You authorize the Company to withhold from any compensation otherwise owed to you at the time of termination any amounts necessary to satisfy your repayment obligations, other than those exempt from attachment under federal and state laws. To the extent that the amount payable to the Company pursuant to this paragraph, after taking into account the payments withheld pursuant to the prior sentence, exceed $100,000, the Company will allow you to repay such amount as follows: one half (1/2) within 30 days of termination and the remainder upon the earlier of (i) 30 days after receipt of your tax refund from filing amended returns for the year in which you received the Real Estate Assistance Payment, and (ii) 9 months after the date of termination.

In addition, the Company will provide executive-level relocation assistance as outlined in the relocation and repayment agreement provided to you with this Letter agreement, which will also require your signature.

You will be also entitled to the benefits that PayPal customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. PayPal reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

You will be eligible to accrue 20 days of Paid Time Off (“PTO”) per year, in addition to the Company’s regular holidays.

Your employment with the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice, subject to the terms of this Letter agreement. The at-will nature of the employment relationship can only be changed by written agreement signed by PayPal’s Chief Executive Officer and you.

Severance Protections.

Although your employment with the Company shall be “at-will” as set forth above, you may be entitled to severance protection in certain circumstances, as described below, subject in all instances to you executing and not revoking the Company’s standard form of release (which shall also contain customary exceptions for your continued indemnification and coverage under D&O policies, exclusions for vested benefits under retirement and welfare benefit plans and equity incentive plans, and reasonable post-employment cooperation covenants (but for the avoidance of doubt no restrictive covenants or other covenants imposing limitations on your post-employment activities (the “Release”) within 60 days of your termination of employment, with such amounts or benefits to be paid and/or provided as of the date the Release becomes irrevocable, provided that if the 60-day time period following your termination of employment spans two calendar years, they shall be provided as of the later of the date the Release becomes irrevocable or the first calendar day of the calendar year following the year in which your employment terminates.

Termination Outside a Change in Control Period. If, outside a Change in Control Period (as defined below), your employment as SVP, Chief Financial Officer, PayPal is terminated by the Company without Cause (as defined below) or if you voluntarily resign for Good Reason (as defined below), then the Company shall provide you with (a) the Accrued Benefits (as defined below) and (b) a lump sum severance payment, payable not later than 30 days after you execute a Release and any revocation period has expired (which, if such payment date could straddle two calendar years, must occur in the later calendar year), in an amount equal to the sum of:

(i) (X) in the event that your employment is terminated on or before the second anniversary of your start date, two times the sum of (a) your Annual Base Salary and (b) your Bonus Amount; (Y) in the event that your employment is terminated following the second anniversary your start date, 1.5 times the sum of (a) your Annual Base Salary and (b) your Bonus Amount; and

(ii) the Bonus Make-good Payment, 2016 Equity Make-good Payment and the 2017 Equity Make-good Payment, to the extent that they have not yet been paid as of the date of your termination of employment;

(iii) except with respect to the Supplemental RSU’s, notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of any other PayPal equity awards that are outstanding and unvested as of the date of your termination of employment which, but for such termination, otherwise would have become vested pursuant to their respective vesting schedules within 12 months following the date of such termination (with such value calculated based on the Valuation Assumptions). Alternatively, and in the sole discretion of the Compensation Committee of the Board of Directors, the Company may accelerate the vesting of any such RSU’s or PBRSU’s that would have become vested pursuant to their respective vesting schedules within 12 months following the date of such termination; and

(iv) with respect to the Supplemental RSU’s, notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of such Supplemental RSU’s that are outstanding and unvested as of the date of termination of employment (with such value calculated based on the Valuation Assumptions). Alternatively, and in the sole discretion of the Compensation Committee of the Board of Directors, the Company may accelerate the vesting of any such Supplemental RSU’s.

Termination During a Change in Control Period. If, during a Change in Control Period, your employment as SVP, Chief Financial Officer is terminated by the Company without Cause or if you voluntarily resign for Good Reason, then the Company shall provide you with (a) the Accrued Benefits and (b) a lump sum severance payment, payable not later than 30 days after you execute the Release and any revocation period has expired (which, if such payment date could straddle two calendar years, must occur in the later calendar year), in an amount equal to the sum of:

(i) two times the sum of (a) your Annual Base Salary and (b) your Bonus Amount;

(ii) the Bonus Make-good Payment, 2016 Equity Make-good Payment and the 2017 Equity Make-good Payment, to the extent that they have not yet been paid as of the date of your termination of employment; and

(iii) notwithstanding any election you may have made to defer any portion of any RSUs (including the Supplemental RSUs) or PBRSUs, a cash amount equal to the value of all then unvested PayPal equity awards that are outstanding and unvested as of the date of termination of employment (with such value calculated based on the Valuation Assumptions). Alternatively, and in the sole discretion of the Compensation Committee of the Board of Directors, the Company may accelerate the vesting of any such unvested PayPal equity awards.

Special Treatment of Equity Awards on Death/Permanent Disability. In the event that your employment with PayPal terminates due to your death or Disability (as defined below), within thirty (30) days after the date of such termination of employment, you will receive a cash payment equal to the value of any PayPal equity awards that were outstanding and unvested as of the date of such termination which, but for such termination, otherwise would have become vested pursuant to their respective vesting schedules within 24 months following the date of such termination (with such value calculated based on the Valuation Assumptions).

Tax and Other Matters.

Section 409A. The Company may withhold from any amounts payable to you such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. It is intended that the payments and benefits provided under this Letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this Letter shall be interpreted accordingly. Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment under this Letter will be treated as a separate payment for purposes of Section 409A. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Company as in effect on your date of termination), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death). If the compensation and benefits provided under this Letter would subject you to taxes or penalties under Section 409A, the Company and you will cooperate diligently to amend the terms of this Letter to avoid such taxes and penalties, to the extent possible under applicable law.

Change in Control Golden Parachute Excise Taxes. In the event of a Change in Control, where an accounting firm designated by the Company determines that the aggregate amount of the payments and benefits that (but for the application of this paragraph) would be payable to you under this Letter agreement or any other plan, policy or arrangement of the Company and any of their affiliates, exceeds the greatest amount of payments and benefits that could be paid or provided to you without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the more favorable to you will apply of either to (1) pay the Excise Tax and receive all such payments and benefits as may be payable to you or (2) only receive the aggregate amount of such payments and benefits payable or to be provided to you, that would not exceed the amount that produces the greatest after-tax benefit to you after taking into account any Excise Tax and all other taxes that would otherwise be payable by you (such reduced amount of payments and benefits, the “Reduced Benefit Amount”). In the event you receive the Reduced Benefit Amount, however, the reduction in such payments or benefits pursuant to the immediately preceding sentence shall be made in the following order: (1) by reducing severance payments based on your Annual Base Salary and Bonus Amount, if any is then payable, and then (2) by reducing amounts in respect of any equity-based awards (first in the form of cash payments, if any are due hereunder, then in respect of any vesting of any such awards hereunder, and only thereafter in respect of any vesting of any such awards under any other plan or arrangement).

Definitions.

“Accrued Benefits” means (a) prompt payment of any accrued but unpaid annual base salary and accrued and unused PTO through the last day of employment, (b) prompt payment of any unreimbursed expenses incurred through the last day of employment subject to your prompt delivery of all required documentation of such expenses pursuant to applicable employer policies, (c) all other vested payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (excluding any other severance plan, policy or program) or this Letter in accordance with the terms of such plan, program or grant, including any unpaid bonus for any prior fiscal year when it otherwise would have been paid, and (d) any EIP bonus earned for a prior fiscal year and not yet paid and a prorated portion of the EIP bonus, if any, that you otherwise would have earned and been paid in respect of the fiscal year in which your employment terminates based on the actual performance of the company for the full year, with such prorated portion calculated based on the period of time during such fiscal year that you were employed, relative to the full fiscal year and only based on the company performance element of the bonus (such prior year and prorated EIP bonus amounts, if any, the “Prorated Bonus”). You will receive your Prorated Bonus on the date that all other participants in the EIP receive their EIP bonuses in respect of such fiscal year.

“Annual Base Salary” will mean an amount equal to $650,000 (or such greater amount as in effect immediately prior to your termination date).

“Bonus Amount” will mean an amount equal to 100% of your Annual Base Salary (or such greater amount as may be established as your target bonus payment immediately prior to your termination date).

“Cause” shall mean (a) your failure to attempt in good faith to substantially perform your assigned duties, other than failure resulting from your death or incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (b) your indictment for, conviction of or plea of nolo contendere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (c) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, except good faith expense account disputes.

“Change in Control” shall mean, for purposes of this Letter, a “Change in Control” as such term is defined in the Plan.

“Change in Control Period” means the period that begins 90 days prior to, and ends 24 months following, a “Change in Control.”

“Disability” has the meaning defined in PayPal’s long -term disability plan.

“Good Reason” means, without your written consent, any of the following events, whereafter you resign your employment within the periods provided below:

(i) a material reduction in your annual base salary; (ii) a material reduction in your annual target bonus opportunity; (iii) a material reduction in your authority, duties or responsibilities as SVP, Chief Financial Officer (which would include your failure to report to the CEO of a publicly traded company); (iv) following a Change in Control, a requirement by the Company that you relocate your primary office to a location that is more than 35 miles from the location of your primary office immediately prior to the Change in Control; or (v) any other material breach by the Company of this Letter. You will be deemed to have given consent to the condition(s) described in any of clauses (i) through (v) of this paragraph if you do not provide written notice to the Company of such Good Reason event(s) within 60 days from the first occurrence of such Good Reason event(s), following which the Company shall have 30 days to cure such event, and to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, you must terminate your employment for Good Reason no later than 60 days following the occurrence of such Good Reason event(s) by providing the Company 30 days’ prior written notice of termination, which may run concurrently with the Company’s cure period.

“Valuation Assumptions” means, collectively, the following assumptions: (x) each share of PayPal common stock underlying an award has a value equal to the average of the closing prices of PayPal common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of your termination of employment, (y) if the date of your termination of employment occurs during the performance period with respect to an award of PBRSUs whose target value has been established prior to the date of your termination of employment, but whose number of shares of PayPal common stock that would be subject to such award based on achievement of applicable performance targets has not yet been granted, then any such award shall be deemed to have been earned and granted assuming achievement of target performance in respect of the applicable performance period immediately prior to such date of termination and (z) any Options that you hold that are outstanding immediately prior to the date of your termination of employment will be valued based on their spread (i.e., the positive difference, if any, of the value of each share of PayPal common stock underlying the Option, as determined pursuant to clause (x) above, less the per share exercise price of such Option).

General:

You will be indemnified and held harmless for all acts and omissions to act occurring during your employment to the fullest extent permitted under PayPal’s charter, by-laws and applicable law, and shall be covered as an insured under any contract of directors and officers liability insurance that covers members of the Board of Directors, which indemnification and insurance coverage will survive a termination of your employment for any reason and remain in effect for so long as you are subject to liability for any such acts or omissions.

In the event of any inconsistency between this Letter agreement and any other plan, program, practice or agreement in which you are a participant or a party, whether applicable on the date of this Letter agreement or at any time thereafter, this Letter agreement will control unless, with your prior written consent, such other plan, program, practice or agreement specifically refers to this Letter agreement as not so controlling.

All employees are subject to PayPal’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of PayPal’s Insider Trading Agreement. Please review the Agreement carefully, execute the certification and submit it to PayPal’s human resources department.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

All of us at PayPal are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. These agreements address important obligations to the Company, both during and after your employment; therefore, please read both agreements carefully before signing them and submitting them to PayPal’s human resources department. If you should have any questions about either agreement, please contact me.

This offer letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement as well as all other enclosed required documents, contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this offer letter by signing copies of this letter and returning it to me. All other documents requiring your signature must be submitted prior to your start date, including but not limited to the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, and the Insider Trading Agreement certification.

This offer is contingent upon the results of your background verification and reference checks. We are materially complete with the background verification and can confirm that no information has been discovered that would prevent us from moving forward. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

The offer set forth in this Letter agreement is irrevocable and open for your acceptance until 6:00 PM PDT on July 31, 2015. We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,

/s/ Tom Ezrin
Tom Ezrin
Vice President, Compensation & Benefits
PayPal Holdings, Inc.

ACCEPTED:

/s/ John D. Rainey      July 29, 2015
John D. Rainey            Date